PetLife Files for Patent for the Treatment of Cancer for Pets

Combining Chlorotoxin and Plant-based Therapeutic for VitalZul™ for Dogs and Cats

HANCOCK, MD—May 30, 2017—PetLife Pharmaceuticals, Inc. (OTCQB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced today that we have filed for patent protection in India and the United States for the formula for VitalZul™.

The Company, through an officer of the Company, has filed for a patent in India titled A Composition for Targeting Cancer in Canines and Humans. The patent protection is for both process and composition thus protecting not only the physical elements of our formulation but also the process by which they are combined. The patent formulation is intended for both animal and human use pending further testing.

The filing in the United States was titled the same as the India patent with the same attributes as filed in India.

The elements of the formulation of VitalZul™ have been shown to have extremely minimal toxicity. The components of the formulation are natural, not synthetic.

Dr. Ralph Salvagno, CEO of PetLife, stated, “Our team of scientists and researchers in India and in the U.S. have worked diligently to bring VitalZul™ to the next stage of our growth plan. With the patents filed, we will continue the course towards our FDA application. The goal is to bring VitalZul™ to market by the end of 2018.”

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals, Inc. (PTLF) (www.PetLifePharma.com) is a registered U.S. Veterinary Pharmaceutical company. PetLife’s mission is to bring its new, non-toxic, bioactive nutraceuticals and prescription medications to the world of veterinary oncology with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. The Company’s first product, VitalZul™, is currently in testing. VitalZul’s™ active ingredients have been shown to have activity against several different cancer cell lines. In the U.S. alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications. PetLife’s acquired brand, Dr. Geoff’s Real Food for Pets, will incorporate VitalZul™ in its pet food line in 2018.

Forward looking statement:

This press release contains certain “forward-looking statements,” as defined in the United States PSLR Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Contact

Clifford Price

clifford@PetLifePharma.com

844-473-8543 ext. 701